EXHIBIT 10.1

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT (the "Amendment"), dated June 14, 2012, is entered into by and between EMCORE CORPORATION, a New Jersey corporation ("Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), acting through its Wells Fargo Capital Finance operating division.

RECITALS

Company and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) Section 1.2(a) of the Credit Agreement is hereby deleted and replaced as follows:

(a)    Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:
(i)    85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus
(ii)    85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $10,000,000.00, whichever is less, plus
(iii)    $9,523,808.00 which dollar figure shall be reduced to $8,100,000.00 on July 1, 2012, which amount shall be further reduced on August 1, 2012 and on the first day of each month thereafter by $101,250.00, which amount shall be further reduced to $3,100,000.00 on January 1, 2013, and which amount shall be further reduced on February 1, 2013, and on the first day of each month thereafter by $41,891.89.
In the event the Company does not sell its equity interest in Emcore Solar New Mexico to Folium as currently contemplated, the $8,100,000.00 and $3,100,000 figures referenced above shall automatically be replaced by $5,000,000.00 and $0.00, respectively.
(iv)    85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $10,000,000.00, whichever is less, less
(v)    the Borrowing Base Reserve, less
(vi)    Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vii)    Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.
2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. Amendment Fee. The Company shall pay Wells Fargo a fully earned, non-refundable fee in the amount of $7,500.00 in consideration of Wells Fargo's execution and delivery of this Amendment, which fee shall be immediately due and payable.

4. Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(b) A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(c) Such other matters as Wells Fargo may require.

5. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8. Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses and the fee required under Paragraph 3 of this Amendment.

10. Sale of Assets. The Company wishes to dispose of Company's equity interests in Emcore Solar New Mexico (the "New Mexico Equity Interests"). Absent a consent from Wells Fargo, the disposal of the New Mexico Equity Interests would constitute an Event of Default under Section 5.17 of the Credit Agreement. Wells Fargo hereby consents to the sale of the Non-Core Assets so long as the proceeds of the same are applied in full to outstanding Advances or used in part to pay the outstanding balance of the Advances to $0.00.

11. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation

By: /s/ Hong Q. Hou
Its: Chief Executive Officer

WELLS FARGO Bank, National Association

By: /s/ Joe Primack
Its Authorized Signatory